Exhibit 10.1

WARNER MUSIC INC.

75 Rockefeller Plaza

New York, New York 10019

February 10, 2006

Patrick Vien

C/o Franklin, Weinrib, Rudell & Vassallo, P.C.

488 Madison Avenue

New York, New York 10022

Attn: Nicholas Gordon, Esq.

Dear Patrick:

This letter, when signed by you and countersigned by us (“Company”), shall constitute our agreement (the “Agreement”) with respect to your employment with Company.

1.	Position: Chairman and Chief Executive Officer, Warner Music International (“WMI”). During the Term, you shall be the senior-most executive officer of WMI.

2.	Term: The term of this Agreement shall commence on February 13, 2006 and shall end on February 28, 2009 (the “Term”).

3.	Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the rate of $750,000 per annum.

(b) Commencement Bonus: Promptly following the commencement of your employment hereunder, Company shall pay you a commencement bonus in an amount equal to $150,000. The amount paid to you by Company pursuant to this Paragraph 3(b) is hereinafter referred to as the “Commencement Bonus.” In the event that, on or before February 12, 2007, your employment is terminated by Company pursuant to Paragraph 10(a) hereof, you shall promptly repay to Company an amount equal to the Commencement Bonus multiplied by a fraction, the numerator of which shall be the number of days remaining in the Term as of the effective date of such termination, and denominator of which shall be 1,110.

(c) Annual Discretionary Bonus: With respect to each fiscal year of the Term, Company shall consider granting to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year). The amount of each annual bonus shall be determined by Company at its sole discretion; provided, that, your Target bonus for each year of the Term shall be $750,000 (or a pro rata portion of such amount for a portion of a year), based on the strength of your performance and on the performance of WMI and of Company. The amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall remain in the sole discretion of Company.

(d) Stock Options. As soon as practicable after the date on which you commence rendering services to Company, Company shall grant to you options to purchase 250,000 shares of the Common Stock of WMG Corp. (the “Options”), which Options shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan.

(e) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates; provided that, the only such services that you may be required to perform are occasional services for other WMG Corp. companies appropriate to your position.

4.	Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise.

5.	Reporting: You shall at all times work solely under the supervision and direction of the Chairman and Chief Executive Officer of Company (currently, Edgar Bronfman, Jr.) or, in the absence of an officer of Company having such title, to the senior-most executive officer of Company, and shall perform such duties, consistent with your title and position, as you shall reasonably be directed to perform by such senior officers.

6.	Place of Employment: Company’s main offices in the greater New York metropolitan area. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.	Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require. You shall be entitled to first class travel in connection with all business trips.

8.	Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term.

9.	Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of six (6) consecutive months or more or for shorter periods aggregating six months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment hereunder upon paying to you any accrued but unpaid salary pursuant to Paragraph 3(a), accrued vacation in accordance with Company policy, unreimbursed expenses in accordance with Paragraph 7 and accrued but unpaid benefits in accordance with Paragraph 8, in each case to the date of such termination. In the event of your death, this Agreement shall automatically terminate except that Company shall pay to your estate any accrued but unpaid salary pursuant to Paragraph 3(a), accrued vacation in accordance with Company policy and unreimbursed expenses in accordance with Paragraph 7 and accrued but unpaid benefits in accordance with Paragraph 8, in each case through the last day of the month of your death.

10.	Termination by Company for Cause; Termination by You for Good Reason:

(a) Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment for “Cause” (as defined below), such Cause to be specified in the notice of termination. The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery or the sale or possession of illicit substances or a felony; (iii) breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (iii) or (iv) above shall be susceptible of cure, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such cause for termination within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such ten-day period, and if you cure such cause within such ten-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof.

(b) Termination by You for Good Reason: (I) For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (i) a material reduction in your title shall have been put into effect; (ii) you shall have been required to report to anyone other than as provided in Paragraph 5 hereof; (iii) any monies required to be paid to you hereunder shall not be paid when due; (iv) Company requires you to relocate your primary residence outside the greater New York metropolitan area in order to perform your duties to Company hereunder; or (v) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e) below.

(II) You may exercise your right to terminate the Term of this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified cause within such thirty-day period, you shall not be entitled to terminate the term of this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.

11.	Consequences of Breach by Company or Non-renewal:

(a) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below) Company shall pay to you the “Special Termination Payments” (as defined below), and in the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, upon your execution of a Release, Company shall pay to you the “Non-renewal Payments” (as defined below). Special Termination Payments and Qualifying Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.”

(b) The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (d) or (f), below, as applicable (the “Termination Date”).

(c) A “Release” shall mean a release agreement in Company’s standard form, attached hereto as Exhibit A.

(d) A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraphs 9 or 10 hereof, or (ii) you terminate this Agreement pursuant to Paragraph 10(b) hereof.

(e) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of $1,500,000.

(f) A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates; or (ii) Company offers you continued employment with Company or one of its affiliates on economic terms that are less favorable to you than the economic terms set out in this Agreement, and you elect to decline such offer and terminate your employment with Company.

(g) The “Non-renewal Payments” shall mean (i) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company, which amount shall in no event be less than $400,000, plus; (ii) the Basic Termination Payments, plus (iii) Company shall consider in good faith granting you a pro rata discretionary bonus with respect to the period that begins on the first day of the fiscal year in which your employment terminates and which ends on the date on which your employment terminates, notwithstanding any policy which may be in effect at such time conditioning eligibility for an annual bonus on an executive’s being employed by Company at the time that annual bonuses are awarded or paid.

(h) Any Termination Payments payable to you under Paragraph 11(e) or (g) above shall be made by Company in accordance with its regular payroll practices by means of continued payments to you (i) of your salary at the same rate as was in effect as of the Termination Date for the applicable period as is necessary to cause the full amount due under such clause to be paid, or (ii) of salary for such other period as Company determines is necessary to prevent such amount from being deemed “deferred compensation” under applicable tax law; provided that in the event that the Payment Period is so modified, your rate of pay during such period shall be modified accordingly in order to cause the payment in full of the amounts required to be paid to you pursuant to this Paragraph 11 (the “Payment Period”). During the Payment Period, Company shall continue to provide you with coverage under Company’s medical plans in accordance with the terms of such plans, and you shall be entitled to no other benefits during such period.

(i) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 11 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

12.	Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 12 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (i) with Company’s written consent; (ii) as required by law or judicial process; or (iii) to your professional advisors to the extent reasonable and necessary. You shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

13.	Non-Solicitation: While you are employed by Company and for a period of one year after your employment with Company ends for any reason, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed to Company or an affiliate of Company, and (b) negotiate employment with or offer employment to any individual employed by Company or an affiliate of Company.

14.	Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

15.	Indemnity: To the extent that you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company, Company agrees to indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided, that, you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

16.	Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Patrick Vien C/o Franklin, Weinrib, Rudell & Vassallo, P.C. 488 Madison Avenue New York, New York 10022 Attn: Nicholas Gordon, Esq.	Warner Music Inc. 75 Rockefeller Plaza New York, NY 10019 Attn: General Counsel

With a copy to:

Franklin, Weinrib, Rudell & Vassallo, P.C. 488 Madison Avenue New York, New York 10022 Attn: Nicholas Gordon, Esq.

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

17.	Miscellaneous:

(a) You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.

(b) You acknowledge that while you are employed hereunder you will comply with Company’s conflict of interest policy and other corporate policies, as in effect from time to time, of which you are made aware. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c) You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 12 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.

(d) This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

If, notwithstanding the provisions of the foregoing paragraph, any provision of this Agreement or the application hereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company or WMI.

(f) Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g) This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State. In the unlikely event that differences arise between the parties related to or arising from this Agreement that are not resolved by mutual agreement, to facilitate a judicial resolution and save time and expense of both parties, Company and you agree not to demand a trial by jury in any action, proceeding or counterclaim.

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER MUSIC INC.

By:	/s/ Paul Robinson

Accepted and Agreed:

/s/ Patrick Vien
Patrick Vien

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT (“Agreement”) made and entered into on                  , 200     between (name) (“you”) and (company) (“Company”).

In consideration of the mutual covenants, conditions and obligations contained in this Agreement, you and Company agree as follows:

1. Your employment with Company shall end effective (date). As of that date, you shall have no further responsibilities as an employee of Company and as of such date the employment agreement (the “Employment Agreement”) between you and Company dated (date), [as amended], shall be terminated with no liability of either party to the other thereunder whatsoever, except as specifically set out in this Agreement.

2. (a) Subject to your compliance with the terms of this Agreement, Company shall during the period from the date hereof to                      (the “Payment Period”) pay you salary at a rate of $             per annum (less required withholding) and an automobile allowance at the rate of $             per month (less required withholding). All payments to you hereunder shall be payable in accordance with the regular payroll practices of the Company. You shall have no duty to mitigate Company’s damages by seeking other employment, and Company shall have no right to reduce the amounts payable to you under this Agreement in the event that you obtain other earnings.

(b) Company shall continue to provide you and your dependent family members (to the extent such individuals are eligible for such coverage under the terms of the applicable programs) with coverage under Company’s medical and dental plans until the earlier of (i) the end of the Payment Period or (ii) the date as of which you become eligible for another medical insurance plan.

(c) For so long as you are on a payroll of Company, you shall continue to participate in Company’s life insurance and 401(k) plans as if you were a full time employee of Company, subject to the terms and conditions of each such plan.

(d) The Company shall pay you any accrued and unused vacation time through                          , 200    (to the extent not paid prior to the date hereof).

3. In accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you shall have the right, at your expense, to elect to continue medical insurance coverage under the group insurance plan maintained by Company for a period of eighteen months beginning on (date). Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

4. (a) In consideration of, and exchange for, the payment and other benefits to be received by you under this Agreement, you hereby waive, release and forever discharge Company and its successors, their directors, officers, agents, representatives and employees, and the parents, subsidiaries and affiliates, and the directors, officers, agents and employees thereof (the “Company Group”) from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (“Claims”) which in any way relate to or arise out of the Employment Agreement or your employment with Company or the termination of your employment, which you may now or hereafter have under any common law, federal, state or local law, regulation or order, including without limitation, (i) any Claim under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as all liability for any acts that may have violated your rights under any contract or local fair employment practices law, any employee relations statute, executive law or ordinance, any unemployment or workers compensation law or any other duty or obligation of any kind or nature; (ii) all Claims relating to or arising out of any alleged tortious act, including but not limited to, wrongful termination, intentional infliction of emotional distress and defamation; (iii) all Claims which may be alleged against or imputed to Company by you or by anyone acting on your behalf; and (iv) all Claims for wages, (including, but not limited to, all Claims in connection with any long-term incentive compensation plan of Company), monetary and equitable relief, employment or reemployment with Company in any position.

(b) The Company Group, in exchange for the consideration embodied in this Agreement, waives, releases, and forever discharges you from all Claims which the Company Group may now or hereafter have against you under any common law, federal, state or local law, regulation or order, arising out of your employment with Company.

5. Neither you nor Company shall file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any Claims within the scope of paragraph 4.

6. You and Company each acknowledge that nothing in this Agreement constitutes (or shall be deemed) an admission of liability or wrongdoing by either you or the Company.

7. (a) You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding the Company Group, including, without limitation, the terms of any agreements between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior approval of Company, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

(b) Company shall not at any time, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any confidential information regarding you (except that Company may disclose the financial terms of this Agreement to tax authorities, attorneys or accountants).

(c) You agree to promptly return to Company all property of Company in your possession, including, but not limited to keys, identification cards, files, records, credit cards, electronic equipment and books and manuals issued to you by Company.

8. For a period of one year after the date hereof, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, or member of any other person, firm, partnership, corporation or other entity, or in any other capacity, (a) call upon, solicit, negotiate with, offer or enter into a recording or other contract with any recording artist (including a duo or a group) or songwriter who at the time is, either directly or through a furnishing entity, under contract to Company or an affiliate of Company or a label distributed by Company or an affiliate of Company, or (b) discuss or negotiate employment with or offer employment to any individual employed by Company or an affiliate of Company.

9. You acknowledge that you have read this Agreement and that you have executed and delivered this Agreement freely and voluntarily, with full knowledge of all material facts.

[IF EMPLOYEE IS AGE 40 OR OVER] [10. (a) You acknowledge that you have been advised to seek independent advice and counsel in connection with this Agreement and have retained (attorney name) of the firm of (firm name) for such purpose, and that you have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent you may have desired; and that you have been afforded at least 21 days in which to consider this Agreement. You understand your obligations and rights under this Agreement and with such knowledge have entered into and executed this Agreement freely and voluntarily.

(b) You understand that you may revoke this Agreement within seven days of its execution, by notifying Company in writing of your desire to revoke the Agreement, whereupon this Agreement shall be rendered null and void. The provisions of this Agreement including any payment due to you shall not be binding upon Company until eight days after the execution of this Agreement by you.]

11. It is Company’s and your intention that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every matter hereinabove referred to. You and Company acknowledge that you and Company are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

You and Company waive and relinquish any right and benefit which you and Company have or may have under Section 1542 to the full extent that you and Company may lawfully waive all such rights and benefits pertaining to the subject matter hereof.

12. This Agreement constitutes the final and complete Agreement between you and Company with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements between you and Company, including, but not limited to, the Employment Agreement. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed by Company and you.

13. This Agreement shall be governed by and construed according to the laws of the State of (state) as applicable to agreements executed in and to be wholly performed within such State.

IN WITNESS WHEREOF, the undersigned have acknowledged and executed this Agreement as of the date first set forth above.

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(name)

[COMPANY NAME]

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By: